Interpace Diagnostics Group Reports First Quarter 2017 Financial Results,

Business Progress and Recent Accomplishments

Revenue Grew 14%, Over the Prior Year and 11% Over the Prior Period

Raised $12.2 Million in Equity this Quarter

Eliminated All Secured Debt and Strengthened Balance Sheet

Obtained Major Reimbursement with UnitedHealthcare

Conference Call Monday May 15, 2017 at 4:30 p.m. ET

Parsippany, NJ, May 15, 2017— Interpace Diagnostics Group, Inc. (IDXG) (“Interpace” or “the Company”), a fully integrated commercial company that provides clinically useful molecular diagnostic tests and pathology services for improved patient diagnosis and management, today announced financial results and business progress for the quarter ended March 31, 2017, as well as recent accomplishments.

“Continued commercial progress while managing costs to acceptable levels resulted in good financial performance for the quarter,” said Jack Stover, Interpace’s President & CEO. Our restructuring and recapitalization plans were transformational and included raising over $14 million in new capital since late December, completely eliminating over $9.3 million of secured debt, reducing total liabilities by over $12 million since year end and adding in excess of $24 million to stockholders’ equity at March 31, 2017 while terminating significant future potential royalties and milestones related to assets acquired in 2014,” noted Stover. “Additionally, gaining reimbursement for our ThyraMIR assay with UnitedHealthcare, the largest healthcare insurer in the US, was critically important,” added Mr. Stover.

Q1 2017 Financial Performance

●	Revenue for the three month period ended March 31, 2017 was $3.5 million, an increase of 14% over the same prior year period and 11% over the last quarter of 2016.

●	Income from Continuing Operations grew to $1.9 million in 2017 up from $ (4.0) million in the prior year’s quarter due principally to a $5.8 million reduction in fair value of contingent consideration as a result of the reduction of potential royalties and milestones related to assets acquired in 2014.

●	Total Assets grew by $5.2 million while at the same time total liabilities were reduced by over $12 million compared to year end.

●	Cash balances improved to over $7 million at quarter’s end.

●	Net cash used in operations for the quarter amounted to $4.1 million in Q1-2017 as compared to $4.0 million in 2016. Included in cash used in the first quarter of 2017 was approximately $2.5 million of expenditures related to discontinued operations, transaction fees and payment obligations carried over from the contract sales organization (CSO) business we sold in 2015.,

●	Total stockholders’ equity grew by over $18 million since year end 2016.

●	Adjusted EBITDA (in the attached schedule), which we believe is a meaningful supplemental disclosure that may be indicative of how management and our Board of Directors evaluate Company performance, adjusts Income or Loss from Continuing Operations for non-cash charges such as depreciation & amortization, asset impairment, loss on extinguishment, goodwill impairment and the change in fair value of contingent consideration. Accordingly, our Adjusted EBITDA for the three-month periods ended March 31, 2017 and 2016 was $(1.1) million and $(2.6) million,respectively, demonstrating continued operating improvement.

First Quarter 2017 and Recent Business Highlights

●	Announced that UnitedHealthcare, the largest health plan in the United States, has agreed to cover Interpace’s ThyraMIR test for all of United’s members nationwide. Interpace’s ThyGenX and ThyraMIR thyroid assays are now covered for approximately 250 million patients nationwide.

●	Entered into an agreement with a major Healthcare system in Philadelphia for our two molecular tests for indeterminate thyroid nodules, ThyGenX and ThyraMIR.

●	The European Patent Office granted a Patent for use of microRNAs for distinguishing benign from malignant thyroid neoplasms. This patent covers the underlying technology of the Company’s ThyraMIR® microRNA Classifier.

●	Entered into an exclusive distribution agreement in Israel with Best Med Opinion Ltd (Best Med) of Tel Aviv, Israel, a provider of second opinion and clinical services for physicians and patients in Israel and several other countries.

●	Announced entrée into expanding our commercial footprint internationally as a result of the adoption of the ThyGenX test by Dr. Richard Payne of Montreal, Quebec. This is the Company’s initial step in launching its Thyroid products in Canada.

●	Participated in a major awareness campaign on Endocrine Health published in a “special insert” in in the March 17-19th edition of USA Today

●	Six abstracts were accepted and presented as posters at the Digestive Disease Week (DDW) meeting being held May 6th-9th, 2017 in Chicago, Illinois. Three of the accepted abstracts address the clinical utility of PancraGEN™ in assessing long-term risk of malignancy in pancreatic cystic lesions in various real-world clinical scenarios and include data from 370 patients who underwent multiple PancraGEN tests over the course of 3 years. Three additional posters describe the expanded use of PancraGEN as an ancillary test for solid lesions of the pancreas and bile duct using the Company’s unique method for testing free-DNA obtained from bile duct brushings and fine needle aspirates. Notably, the abstracts describe results from a registry study of over 200 patients and a prospective study of 100 patients who received such testing for solid pancreaticobiliary lesions.

About Interpace Diagnostics Group, Inc.

Interpace is a fully integrated commercial company that provides clinically useful molecular diagnostic tests and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. The Company currently has three commercialized molecular tests: PancraGEN®, for the evaluation of pancreatic cysts and assessment of risk of concomitant or subsequent cancer; ThyGenX®, for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; and ThyraMIR®, for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay. Interpace’s mission is to provide personalized medicine through molecular diagnostics and innovation to advance patient care based on rigorous science. For more information, please visit Interpace Diagnostics’ website at www.interpacediagnostics.com

About Thyroid Nodules, ThyGenX and ThyraMIR testing

According to the American Thyroid Association, approximately 15% to 30% of the 525,000 thyroid fine needle aspirations (FNAs) performed on an annual basis in the U.S. are indeterminate for malignancy based on standard cytological evaluation, and thus are candidates for ThyGenX and ThyraMIR.

ThyGenX and ThyraMIR reflex testing yields high predictive value in determining the presence and absence of cancer in thyroid nodules. The combination of both tests can improve risk stratification and surgical decision-making when standard cytopathology does not provide a clear diagnosis for the presence of cancer.

ThyGenX utilizes state-of-the-art next-generation sequencing (NGS) to identify more than 100 genetic alterations associated with papillary and follicular thyroid carcinomas, the two most common forms of thyroid cancer. ThyraMIR is the first microRNA gene expression classifier. MicroRNAs are small, non-coding RNAs that bind to messenger RNA and regulate expression of genes involved in human cancers, including every subtype of thyroid cancer. ThyraMIR measures the expression of 10 microRNAs. Both ThyGenX and ThyraMIR are covered by both Medicare and Commercial insurers.

About Pancreatic Cysts and PancraGEN

PancraGEN is a pancreatic cyst molecular test that, by using a small sample of pancreatic cyst fluid, can aid in pancreatic cancer risk assessment. PancraGEN is 90% accurate, according to clinical studies, enabling effective risk stratification of patients. Pancreatic cancer is often difficult to diagnose in early stages and typically spreads rapidly with signs and symptoms appearing when the cancer is significantly advanced. Because of this, and that complete surgical removal of the pancreas is not possible, pancreatic cancer is considered a leading cause of cancer deaths.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statement. Known and unknown risks, uncertainties and other factors include, but are not limited to, the Company’s ability to adequately finance the business, its ability to restructure its liabilities and other obligations, the market’s acceptance of its molecular diagnostic tests, its ability to retain or secure reimbursement, its ability to secure additional business and generate higher profit margins through sales of its molecular diagnostic tests, in-licensing or other means, projections of future revenues, growth, gross profit and anticipated internal rate of return on investments and its ability to maintain its NASDAQ listing. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in the Company’s filings with the SEC, including without limitation, the Annual Report on Form 10-K filed with the SEC on March 31, 2017 and the Company’s 10Q for the quarter ended March 31, 2017 filed with the SEC on May 12, 2017. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACTS:

Interpace Diagnostics

Investor Relations:

Paul Kuntz

Redchip

Paul@Redchip.com

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, Interpace has provided certain non-GAAP financial measures to help evaluate the results of its performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the Company’s ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company’s financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, non cash stock based compensation, interest and taxes, and other non-cash expenses including asset impairment costs, loss on extinguishment of debt, goodwill impairment and change in fair value of contingent consideration. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Conference Call

As previously announced, Interpace will hold a conference call Monday, May 15, 2017 at 4:30 p.m. (ET) to discuss financial and operational results for the first quarter ended March 31, 2017. Details as follows:

The live webcast and subsequent replay may be accessed by visiting Interpace’s website www.interpacediagnostics.com. Alternatively, please call 1-877-718-5104 (U.S.) or 1-719-325-4838 (international). The conference ID number is 4151283. The webcast replay will be available on the company’s website approximately two hours following completion of the call and archived on the company’s website for 90 days.

Interpace Diagnostics Group, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016

Revenue, net	$3,470	$3,035
Cost of revenue	1,771	1,179
Gross profit	1,699	1,856
Operating expenses:
Sales and marketing	1,136	1,547
Research and development	306	323
General and administrative	1,522	2,816
Acquisition related amortization expense	813	970
Change in fair value of contingent consideration	(5,776)	-
Total operating expenses	(1,999)	5,656

Operating income (loss)	3,698	(3,800)
Interest expense	(254)	(203)
Loss on extinguishment of note	(1,547)	-
Other (loss) income , net	(36)	6
Income (loss) from continuing operations before tax	1,861	(3,997)
Provision for income taxes	3	9
Income (loss) from continuing operations	1,858	(4,006)
Income (loss) from discontinued operations, net of tax	556	(780)
Net income (loss)	$2,414	$(4,786)

Basic income (loss) per share of common stock:
From continuing operations	$0.43	$(2.26)
From discontinued operations	0.13	(0.44)
Net income (loss) per basic share of common stock	$0.56	$(2.69)

Diluted income (loss) per share of common stock:
From continuing operations	$0.42	$(2.26)
From discontinued operations	0.13	(0.44)
Net income (loss) per diluted share of common stock	$0.55	$(2.69)
Weighted average number of common shares and common share equivalents outstanding:
Basic	4,294	1,776
Diluted	4,384	1,776

Selected Balance Sheet Data

($ in thousands)

	March 31, 2017	December 31, 2016
Cash and cash equivalents	$7,126	$602

Total current assets	10,659	4,240
Total current liabilities	13,024	16,241

Total assets	46,975	41,778
Total liabilities	22,406	35,247
Total stockholders’ (deficit) equity	24,569	6,531

Selected Cash Flow Data

($ in thousands)

	For the Three Months Ended
	March 31,
	2017	2016
Net income (loss)	$2,414	$(4,786)

Net cash used in operating activities	$(4,149)	$(3,970)
Net cash used in investing activities	-	-
Net cash provided by financing activities	10,673	-
Change in cash and cash equivalents	6,524	(3,970)
Cash and equivalents, beginning	602	8,310
Cash and equivalents, ending	$7,126	$4,340

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Quarters Ended
	March 31,
	2017	2016
Income (loss) from continuing operations	$1,858	$(4,006)
Depreciation and amortization- continuing operations	972	1,100
Stock-based compensation - continuing operations	58	67
Taxes	3	9
Interest expense	254	203
Loss on extinguishment of note	1,547	-
Change in fair value of contingent consideration	(5,776)	-
Adjusted EBITDA	$(1,084)	$(2,627)